As filed with the Securities and Exchange Commission on March 3, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

under the Securities Act of 1933

SUNOPTA INC.

(Exact name of registrant as specified in its charter)

CANADA	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2233 Argentia Road, Suite 401

Mississauga, Ontario L5N 2X7, Canada

(Address of Principal Executive Offices)

(905) 821-9669

(Registrant's telephone number, including area code)

Scott Huckins

Chief Financial Officer

2233 Argentia Road, Suite 401

Mississauga, Ontario, L5N 2X7, Canada

(905) 821-9669

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Reed W. Topham, Esq.

Stoel Rives LLP

201 South Main Street, Suite 1100

Salt Lake City, UT 84111

(801) 328-3131

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit (2)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee (3)(4)
Common Stock and attached purchase rights	20,726,126	$15.20	$315,037,115	$34,370.55

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the price per share of $15.20 which was the average of the high and low sales price per common share as reported on the Nasdaq Global Select Market on February 26, 2021. Our common stock is listed on the Nasdaq Global Select Market under the symbol "STKL" and the Toronto Stock Exchange under the symbol "SOY."

(3)	In U.S. dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(4)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

20,726,126 COMMON SHARES OFFERED BY SELLING STOCKHOLDERS

SUNOPTA INC.

This prospectus relates to the resale from time to time of up to 20,726,126 common shares of SunOpta Inc., no par value ("common shares"), by the selling stockholders identified in this prospectus. We will not receive any part of the proceeds from the sale of the common shares offered by this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The registration of the common shares hereunder does not mean that the selling stockholders will actually offer or sell the full number of shares being registered pursuant to this prospectus. The selling stockholders may sell the common shares offered by this prospectus from time to time. The common shares may be offered and sold by any selling stockholders through public or private transactions, at market prices prevailing at the time of sale or at negotiated prices. Each selling stockholder may be deemed an underwriter of the common shares it is offering. We will pay the expenses of registering the common shares offered by this prospectus. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus.

Our common shares are listed on the Nasdaq Global Select Market under the symbol "STKL" and the Toronto Stock Exchange under the symbol "SOY." On March 2, 2021 the closing price of our common shares was $15.38 per share.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS MARCH 3, 2021.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein as described under "Information Incorporated by Reference."  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. If you receive any other information, you should not rely on it. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the dates on the cover pages of this prospectus or any accompanying prospectus supplement, as applicable, the information incorporated by reference into this prospectus or any accompanying prospectus supplement is accurate only as of the date of the document incorporated by reference. Any statement made in this prospectus, any accompanying prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any accompanying prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed to constitute a part of this prospectus only to the extent so modified or superseded. See "Information Incorporated by Reference."

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by Oaktree Organics, L.P. and Oaktree Huntington Investment Fund II, L.P. (each a "Selling Stockholder" and together, the "Selling Stockholders") of up to 20,726,126 of our common shares.

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") using a "shelf" registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell the common shares described in this prospectus in one or more offerings. In a prospectus supplement, we may also add, update, or change the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with any applicable prospectus supplement and the documents incorporated by reference into this prospectus and any applicable prospectus supplement, will include all material information relating to this offering.

This prospectus provides you with a general description of the securities the Selling Stockholders may sell from time to time in one or more offerings. This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus and any applicable prospectus supplement together with the additional information about us described in the sections below entitled "Where You Can Find More Information" and "Information Incorporated by Reference."

The information in this prospectus and any prospectus supplement is accurate as of the date on the front cover. The information incorporated by reference into this prospectus and any prospectus supplement is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any other date. Unless the context otherwise requires, all references in this prospectus to "SunOpta," "us," "our," "we," the "Company," or other similar terms are to SunOpta Inc.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus include both historical and "forward-looking" statements under federal securities laws. These statements are based on management's current expectations and assumptions and involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "anticipate," "estimate," "target," "intend," "project," "potential," "predict," "continue," "believe," "expect," "can," "could," "would," "should," "may," "might," "plan," "will," "budget," "forecast," the negatives of such terms, and words and phrases of similar impact and include, but are not limited to, references to future financial and operating results, plans, objectives, expectations and intentions; changes in customer demand resulting from or related to the COVID-19 pandemic, as well as supply chain, logistics and other disruptions; fluctuations in foreign currency exchange rates and commodity pricing, and general economic and political conditions globally and in the markets in which we do business; our plans to expand capacity in our plant-based food and beverage business, and timing to complete expansion projects; our expectation that the divestiture of Tradin Organic will enable the acceleration of our expansion plans; our assessment of the interest savings from the reduction in our indebtedness following the divestiture of Tradin Organic; our expectations regarding profitability in our frozen fruit business, including  our assessment of the margin improvement and cost savings to be realized from our frozen fruit productivity, network optimization and portfolio rationalization initiatives; our expectations regarding the availability and commodity pricing for frozen strawberry supply, and potential impacts to our revenues and margins; our intent to diversify our fruit supplier base and out assessment of the anticipated benefits; our expectations regarding customer demand, consumer preferences, competition, sales pricing, and availability and pricing of raw material inputs; other expectations related to our businesses, including anticipated results of operations, operational growth and expansion plans, plans to reduce costs and improve profitability; our intentions related to potential sale of selected businesses or assets; liquidity constraints and the availability of alternative financing sources; and other statements that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are based on certain assumptions, expectations and analyses we make in light of our experience and our interpretation of current conditions, historical trends and expected future developments, as well as other factors that we believe are appropriate in the circumstances.

Whether actual results and developments will be consistent with and meet our expectations and predictions is subject to many risks and uncertainties. Accordingly, there are important factors that could cause our actual results to differ materially from our expectations and predictions. We believe these factors include, but are not limited to, the following:

• the impact of the COVID-19 pandemic on our business and financial results;

• product liability suits, recalls and threatened market withdrawals that may arise or be brought against us;

• food safety concerns and instances of food-borne illnesses that could harm our business;

• litigation and regulatory enforcement concerning marketing and labeling of food products;

• significant food and health regulations to which we are subject;

• ability to realize some or all of the anticipated benefits of our capital investment or restructuring plans;

• ability to successfully consummate and achieve the anticipated benefits from acquisitions and divestitures;

• ability to obtain additional capital as required to maintain current growth rates;

• the potential for impairment charges for goodwill or other intangible assets;

• the highly competitive industry in which we operate;

• that our customers may choose not to buy products from us;

• the potential loss of one or more key customers;

• changes and difficulty in predicting consumer preferences;

• our ability to effectively manage our supply chain;

• volatility in the prices of raw materials, packaging, freight, fuel, and energy;

• the availability of organic and non-genetically modified ingredients;

• unfavorable growing and operating conditions due to adverse weather conditions;

• an interruption at one or more of our manufacturing facilities;

• technology failures that could disrupt our operations and negatively impact our business;

• the potential for data breaches and the need to comply with data privacy and protection laws and regulations;

• the loss of service of our key executives;

• labor shortages or increased labor costs;

• technological innovation by our competitors;

• ability to protect our intellectual property and proprietary rights;

• changes in laws or regulations governing foreign trade or taxation;

• agricultural policies that influence our operations;

• substantial environmental regulation and policies to which we are subject;

• new laws or regulations or changes in laws or regulations governing climate change;

• fluctuations in exchange rates, interest rates and the prices of certain commodities; and

• exposure to our foreign operations and suppliers.

All forward-looking statements made herein are qualified by these cautionary statements, and our actual results or the developments we anticipate may not be realized. Our forward-looking statements are based only on information currently available to us and speak only as of the date on which they are made. We do not undertake any obligation to publicly update our forward-looking statements. Additionally, you should carefully review the reports and documents we file from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and any current reports on Form 8-K.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying common shares in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision.

Overview

We are a leading company focused on the manufacture of plant-based and fruit-based food and beverage products for sale to retail customers, foodservice distributors, branded food companies, and food manufacturers. Our employees and assets, which include 14 processing facilities, are principally located in the U.S., as well as Mexico and Canada.

 The following is a description of the principal activities and products that comprise our two continuing operating segments:

  Plant-Based Foods and Beverages - We offer a full line of plant-based beverages and liquid and dry ingredients (utilizing almond, soy, coconut, oat, hemp, and other bases), as well as broths, teas, and nutritional beverages. In addition, we package dry- and oil-roasted inshell sunflower and sunflower kernels, as well as corn-, soy- and legume-based roasted snacks, and we process and sell raw sunflower inshell and kernel for food and feed applications.

  Fruit-Based Foods and Beverages - We offer individually quick frozen ("IQF") fruit for retail (including strawberries, blueberries, mango, pineapple, blends, and other berries), IQF and bulk frozen fruit for foodservice (including purées, fruit cups and smoothies), and custom fruit preparations for industrial use. In addition, we offer fruit snacks, including bars, twists, ropes, and bite-sized varieties.

 In 2020, we derived 53% of our revenues from the sale of plant-based foods and beverages, and 47% from the sale of fruit-based foods and beverages. Until December 2020, we had a third operating segment referred to as Global Ingredients. The Global Ingredients operating segment was comprised of our organic ingredient sourcing and production business, Tradin Organic, and our soy and corn business, which were sold in December 2020 and February 2019, respectively.

For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption "Information Incorporated by Reference."

Corporate Information

 We are a corporation organized under the laws of Canada in 1973. Our principal executive offices are located at 2233 Argentia Road, Suite 401 Mississauga, Ontario, L5N 2X7, Canada. Our main telephone number is (905) 821-9669. Our internet website is located at http://www.sunopta.com. Information contained on our website is not part of the registration statement of which this prospectus is a part.

The Offering

 This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell up to an aggregate of 20,726,126 common shares in one or more offerings. The common shares offered by this prospectus may be offered and sold by the Selling Stockholders through public or private transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders may retain underwriters, dealers or agents from time to time. We do not expect to provide a prospectus supplement containing further information regarding the resale of our common shares by the Selling Stockholders.

 We will not receive any part of the proceeds from the sale of the common shares by the Selling Stockholders. We have agreed to pay all costs and expenses relating to the registration of the common shares offered by this prospectus, including registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of our legal counsel, and the reasonable fees and disbursements of legal counsel for the Selling Stockholders.

RISK FACTORS

Investing in our common shares, including the common shares offered by this prospectus, involves a high degree of risk. Before deciding whether to invest in our common shares, you should carefully consider the risks described below and the risks described under "Risk Factors" in our most recent Annual Report on Form 10-K and any updates in our Quarterly Reports on Form 10-Q filed with the SEC, which are incorporated by reference into this prospectus and any prospectus supplement we may file. For further details, see the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference." Our business, financial condition, results of operations and prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Ownership of our Common Shares and this Offering

Our share price is subject to significant volatility

Our share price may be highly volatile compared to larger public companies, which increases the chance of larger than normal price swings that could reduce predictability in the price of our common shares and impair investment decisions. In addition, price and volume trading volatility in the stock markets can have a substantial effect on our share price, frequently for reasons other than our operating performance. These broad market fluctuations could adversely affect the market price of our common shares.

Periods of volatility in the overall market and the market price of a company's securities, is often followed by securities class action litigation alleging material misstatements or omissions in disclosures provided to shareholders. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Our debt instruments restrict, and our future debt instruments may restrict, our ability to pay dividends to our shareholders, and we do not currently intend to pay any cash dividends on our common shares in the foreseeable future; therefore, our shareholders may not be able to receive a return on their common shares until their shares are sold.

We have never paid or declared any cash dividends on our common shares. We do not anticipate paying any cash dividends on our common shares in the foreseeable future because, among other reasons, we currently intend to retain any future earnings to finance the growth of our business. The future payment of dividends will be dependent on factors such as covenant restrictions, cash on hand, or achieving and maintaining profitability, the financial requirements to fund growth, our general financial condition, and other factors we may consider appropriate in the circumstances. Until we pay dividends, which we may never do, our shareholders will not receive a return on their common shares until their shares are sold, and any return will depend on the ability to sell their shares at a price higher than they paid to acquire them.

The future issuance of additional common shares in connection with the exchange of convertible preferred stock, exercise of stock options, participation in our employee stock purchase plan and issuance of additional securities could dilute the value of our common shares.

We have unlimited common shares authorized but unissued. Our articles of amalgamation authorize us to issue these common shares, and we may also issue options, rights, warrants and appreciation rights relating to common shares for consideration and on terms and conditions established by the board of directors (the "Board") in its sole discretion.

The exchange of outstanding convertible preferred stock, exercise of stock-based awards, participation in our employee stock purchase plan, and issuance of additional securities in connection with acquisitions or otherwise could result in dilution in the value of our common shares and the voting power represented thereby. Furthermore, to the extent common shares are issued pursuant to the exchange of outstanding convertible preferred stock, exercise of stock-based awards, participation in our employee stock purchase plan and issuance of additional securities, our share price may decrease due to the additional amount of common shares available in the market. The subsequent sales of these shares could encourage short sales by our shareholders and others, which could place further downward pressure on our share price. Moreover, the holders of our stock options may hedge their positions in our common shares by short selling our common shares, which could further adversely affect our stock price.

On February 22, 2021, the Selling Stockholders exchanged all of their shares of Series A Preferred Stock for 12,633,427 shares of our common stock, representing 12.3% of our issued and outstanding common shares on a post-exchange basis.

If securities or industry research analysts do not publish or cease publishing research or reports about our business or if they issue unfavorable commentary or downgrade our common shares, our share price and trading volume could decline

The trading market for our common shares relies in part on the research and reports that securities and industry research analysts publish about us, our industry, our competitors and our business. We do not have any control over these analysts. Our share price and trading volumes could decline if one or more securities or industry analysts downgrade our common shares, issue unfavorable commentary about us, our industry or our business, cease to cover our Company or fail to regularly publish reports about us, our industry or our business.

A portion of our assets and certain of our directors are located outside of the U.S.; it may be difficult to effect service of process and enforce legal judgments upon us and certain of our directors

A portion of our assets and certain of our directors are located outside of the U.S. As a result, it may be difficult to effect service of process within the U.S. and enforce judgment of a U.S. court obtained against us and certain of our directors. Particularly, our stakeholders may not be able to:

  effect service of process within the U.S. on us or certain of our directors;

  enforce judgments obtained in U.S. courts against us or certain of directors based upon the civil liability provisions of the U.S. federal securities laws;

  enforce, in a court outside of the U.S., judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws; or

  bring an original action in a court outside of the U.S. to enforce liabilities against us or any of our executive officers and directors based upon the U.S. federal securities laws.

USE OF PROCEEDS

We will not receive any part of the proceeds from the sale of the common shares by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of the common shares offered by this prospectus.

SELLING STOCKHOLDERS

On October 7, 2016, our U.S. subsidiary, SunOpta Foods Inc. ("SunOpta Foods"), issued 85,000 shares of Series A Preferred Stock (the "Series A Preferred Stock") to Oaktree Organics, L.P. ("Oaktree Organics") and Oaktree Huntington Investment Fund II, L.P. ("Oaktree Huntington" and, together with Oaktree Organics, the "Selling Stockholders") for $85.0 million. On February 22, 2021, the Selling Stockholders exchanged all of their shares of Series A Preferred Stock for 12,633,427 of our common shares. The number of common shares issued in exchange for the Series A Preferred Shares was determined by dividing the aggregate liquidation preference of the Series A Preferred Stock of $88,434,000 by the exchange price of $7.00. This prospectus covers the resale from time to time by the Selling Stockholders of the common shares they received in exchange for the Series A Preferred Stock, as well as 8,092,699 common shares purchased by the Selling Stockholders in the open market.

The following table sets forth information as of February 26, 2021 with respect to the ownership of our common shares by the Selling Stockholders. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The percentage in the table is based upon 103,256,454 common shares outstanding on February 26, 2021. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The Selling Stockholders may also offer and sell less than the number of shares indicated. The Selling Stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale. Information about the Selling Stockholders may change over time. Except as otherwise indicated in the footnotes to the table, the beneficial owner listed has, to our knowledge, sole voting and investment power with respect to the indicated common shares. The address for each Selling Stockholder is set forth in the footnotes to the table.

	Common Shares
Name of Selling Stockholder (1)	Number of Outstanding Shares Beneficially Owned Prior to the Offering (2)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Outstanding Shares Beneficially Owned after the Offering (3)	Percentage of Outstanding Shares Beneficially Owned after the Offering (3)
Oaktree Organics, L.P. (4)	22,405,975	17,315,893	5,090,082	4.7%
Oaktree Huntington Investment Fund II, L.P. (5)	4,409,484	3,410,233	999,251	*

* Less than 1%

(1)  The principal address for Oaktree Organics and Oaktree Huntington is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Two members of our Board were nominated by Oaktree Capital Management L.P., an affiliate of the Selling Stockholders.

(2) Beneficial ownership includes 5,090,082 and 999,251 of our common shares that are issuable to Oaktree Organics and Oaktree Huntington, respectively, upon the exchange of our Series B-1 Preferred Stock (as defined below).  The ability of a holder to exchange its shares of Series B-1 Preferred Stock is subject to a beneficial ownership cap such that the number of common shares delivered to each applicable holder may not cause such holder's beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) to exceed 19.99% of the common shares that would be outstanding immediately following such exchange (the "Beneficial Ownership Exchange Cap").  As a result of the Beneficial Ownership Exchange Cap, no common shares are currently issuable to the Selling Stockholders.

(3) Assumes that all shares offered by the Selling Stockholders will be sold. Represents our common shares issuable upon exchange of the Series B-1 Preferred Stock (as defined below).

(4) Voting and investment power of the common shares held by Oaktree Organics is exercised by: (i) Oaktree Fund GP, LLC ("Fund GP") in its capacity as general partner of Oaktree Organics; (ii) Oaktree Fund GP I, L.P. ("GP I") in its capacity as managing member of Fund GP; (iii) Oaktree Capital I, L.P. ("Capital I") in its capacity as the general partner of GP I; (iv) OCM Holdings I, LLC ("Holdings I") in its capacity as the general partner of Capital I; (v) Oaktree Holdings, LLC ("Holdings LLC") in its capacity as the managing member of Holdings I; (vi) Oaktree Capital Group, LLC ("OCG") in its capacity as the managing member of Holdings LLC; (vii) Oaktree Capital Group Holdings GP, LLC ("OCGH GP") in its capacity as the duly appointed manager of OCG; (viii) Brookfield Asset Management, Inc. ("BAM") in its capacity as the indirect owner of the class A units of OCG; and (ix) Partners Limited, in its capacity as the sole owner of Class B Limited Voting Shares of BAM.

(5) Voting and investment power with respect to the common shares held by Oaktree Huntington is exercised by: (i) Oaktree Huntington Investment Fund II GP, L.P. ("OHIF GP") in its capacity as general partner of Oaktree Huntington; (ii) Fund GP in its capacity as general partner of OHIF GP; (iii) GP I in its capacity as managing member of Fund GP; (iv) Capital I in its capacity as the general partner of GP I; (v) Holdings I in its capacity as the general partner of Capital I; (vi) Holdings LLC in its capacity as the managing member of Holdings I; (vii) OCG in its capacity as the managing member of Holdings LLC; (viii) OCGH GP in its capacity as the duly appointed manager of OCG; (ix) BAM in its capacity as the indirect owner of the class A units of OCG; and (x) Partners Limited, in its capacity as the sole owner of Class B Limited Voting Shares of BAM.

Transactions and Relationships with Selling Stockholders

As described above, the Selling Stockholders acquired shares of Series A Preferred Stock from SunOpta Foods in October 2016. In connection with that transaction, we entered into several agreements with the Selling Stockholders, which provided them with certain voting and other contractual rights. In April 2021, we entered into a similar transaction with an affiliate of the Selling Stockholders and another investor, pursuant to which SunOpta Foods issued shares of Series B-1 Preferred Stock to them. In connection with that transaction, we amended and restated our contractual arrangements with the Selling Stockholders in the manner set forth below.

Securities Subscription Agreement

The Selling Stockholders are affiliates of Oaktree Capital Management L.P. (together with the Selling Stockholders, "Oaktree") On April 15, 2020, we and our subsidiary, SunOpta Foods Inc. (the "Subsidiary"), entered into a subscription agreement (the "Subscription Agreement") with Oaktree, Engaged Capital, LLC, Engaged Capital Flagship Master Fund, LP and Engaged Capital Co-Invest IV-A, LP (together with Engaged Capital, LLC, Engaged Capital Flagship Master Fund, LP and their affiliates, "Engaged" and, together with Oaktree, the "Investors"). Pursuant to the Subscription Agreement, SunOpta Foods issued 15,000 shares of Series B-1 Preferred Stock to Oaktree and Engaged for aggregate consideration of $30.0 million and 30,000 shares total.

In connection with the Subscription Agreement, on April 24, 2020 (the "Closing Date"), we and the Subsidiary, as applicable, entered into the Exchange and Support Agreement, the Oaktree Voting Trust Agreement, the Engaged Voting Trust Agreement, the Oaktree Investor Rights Agreement, the Engaged Investor Rights Agreement, the Observer Agreement, the Oaktree Confidentiality Agreement and the Engaged Confidentiality Agreement (each as defined below). The transactions contemplated in the Subscription Agreement, the Exchange and Support Agreement, the Oaktree Voting Trust Agreement, the Engaged Voting Trust Agreement, the Oaktree Investor Rights Agreement, the Engaged Investor Rights Agreement, the Observer Agreement, the Oaktree Confidentiality Agreement and the Engaged Confidentiality Agreement are collectively referred to hereafter as the "Transaction."

Series B-1 Preferred Stock

In connection with the Closing of the Subscription Agreement, the Subsidiary executed and filed with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation to, among other things, authorize and establish the rights and preferences of the Series B-1 Preferred Stock. The Series B-1 Preferred Stock ranks senior to the common stock and any other shares of stock junior to the Series B-1 Preferred Stock in the capital of the Subsidiary with respect to distribution rights and rights upon liquidation.

The holders of Series B-1 Preferred Stock are entitled to receive quarterly distributions ("Dividends") on each share of Series B-1 Preferred Stock. The annualized rate of the Dividends is 8.0% prior to the date that is the first day following the end of our third fiscal quarter in 2029 (the "Dividend Change Date"), and 10% thereafter, in each case of US$1,000 per share (the "Liquidation Preference"), subject to certain adjustments. With respect to any Dividends declared in respect of any fiscal quarter ending prior to the Dividend Change Date, the Subsidiary may pay Dividends in cash or elect, in lieu of paying cash, to add the amount that would have been paid to the Liquidation Preference. On the occurrence of certain events of noncompliance (an "Event of Noncompliance"), following a 30-day cure period, the rate of Dividends payable will increase by 1.0% quarterly, subject to a maximum increase of 5.0%. The failure to pay Dividends in cash for any quarter ending after the Dividend Change Date will be an Event of Noncompliance.

At any time, a holder of Series B-1 Preferred Stock may exchange its shares of Series B-1 Preferred Stock, in whole or in part, for a number of our common shares equal to, per share of Series B-1 Preferred Stock, the quotient of the Liquidation Preference divided by US$2.50 (such price, the "Series B-1 Exchange Price" and such quotient, the "Series B-1 Exchange Rate"). The Series B-1 Exchange Price is subject to customary anti-dilution adjustments, including weighted-average adjustment for issuances of common shares below the Series B-1 Exchange Price, provided that the Series B-1 Exchange Price may not be lower than US$2.00 (subject to adjustment in certain circumstances).

The Subsidiary may cause the holders of the Series B-1 Preferred Stock to exchange all of their shares of Series B-1 Preferred Stock into a number of our common shares equal to the number of shares of Series B-1 Preferred Stock outstanding multiplied by the Series B-1 Exchange Rate if (i) fewer than 10% of the shares of Series B-1 Preferred Stock issued on the Initial Closing Date remain outstanding, or (ii) on or after the third anniversary of the Closing Date, the volume-weighted average price of our common shares during the then-preceding 20 consecutive trading day period is greater than 200% of the Series B-1 Exchange Price then in effect. Common shares delivered on an exchange caused by the Subsidiary must be freely tradable by the holders of Series B-1 Preferred Stock under applicable securities laws.

At any time on or after the fifth anniversary of the Closing Date, the Subsidiary may redeem all of the Series B-1 Preferred Stock for an amount per share equal to the Liquidation Preference of the Series B-1 Preferred Stock, plus accrued and unpaid Dividends.

Upon certain events involving a change of control of our company, the Subsidiary must use reasonable efforts to provide the holders of the Series B-1 Preferred Stock with the option to exchange shares of the Series B-1 Preferred Stock for a security in the surviving or successor entity that has the same rights, preferences and privileges as the Series B-1 Preferred Stock as adjusted for the change of control. The Subsidiary will also offer to redeem the Series B-1 Preferred Stock at an amount per share equal to the greater of (i) the Liquidation Preference plus an amount equal to the value of incremental Dividends through to the fifth anniversary of the Closing Date, and (ii) the amount payable per common share in such change of control multiplied by the Series B-1 Exchange Rate. Such offer to redeem by the Subsidiary will be made at an amount per share equal to the Liquidation Preference if the aggregate number of common shares delivered in exchange for outstanding shares of Series B-1 Preferred Stock exceeds the number that is 19.99% of the outstanding common shares on the day preceding the Closing Date (such number, "Initial Closing Date Shares"). If, following an offer by the Subsidiary on a change of control, any shares of Series B-1 Preferred Stock are redeemed at a per share price above the Liquidation Preference, the number of shares of Series B-1 Preferred Stock that may thereafter be exchanged for common shares must not exceed the Initial Closing Date Shares less the number of common shares into which shares of Series B-1 Preferred Stock have previously been exchanged (the "Post CoC Exchange Cap").

So long as any shares of Series B-1 Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding Series B-1 Preferred Stock, voting together as a separate class, will be necessary for effecting or validating: (i) any issuance, authorization or creation of, or any increase in the issued or authorized amount of, stock on parity or senior to the Series B-1 Preferred Stock, including the issuance of any Series B-2 Preferred Stock other than pursuant to the terms of the Subscription Agreement, (ii) any increase in the issued or authorized amount of Series B-1 Preferred Stock, (iii) any exchange, reclassification or cancellation of the Series B-1 Preferred Stock, except as provided in the certificate of incorporation of the Subsidiary, and (iv) any amendment, modification or alteration of, or supplement to, the certificate of incorporation of the Subsidiary that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series B-1 Preferred Stock or any holder.

Exchange Caps

At any time, if a holder of Series B-1 Preferred Stock elects to exchange, or the Subsidiary causes an exchange of Series B-1 Preferred Stock, the number of common shares delivered to each applicable holder may not cause such holder's beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) to exceed 19.99% of the common shares that would be outstanding immediately following such exchange (the "Beneficial Ownership Exchange Cap"). The Beneficial Ownership Exchange Cap is permanent and we are not required, and do not intend, to seek a waiver of the Beneficial Ownership Exchange Cap from disinterested shareholders.

In addition, the number of common shares delivered to each holder may not cause such holder's beneficial ownership (as defined in our shareholder rights plan (the "Shareholder Rights Plan")) to exceed 19.99% of the common shares and other voting shares that would be outstanding immediately following such exchange by such holder (the "Rights Plan Exchange Cap"). We are not required, and do not intend, to seek a waiver of the Rights Plan Exchange Cap from disinterested shareholders.

Exchange and Support Agreement

On the Closing Date, we, the Subsidiary and the Investors entered into an exchange and support agreement (the "Exchange and Support Agreement"), providing for, among other things, the grant by us to each holder of Series B-1 Preferred Stock, from time to time, of the right to exchange Series B-1 Preferred Stock with us for our common shares.

Special Voting Shares and Voting Trust Agreements

On the Closing Date, we filed Articles of Amendment to designate a series of special shares as special shares, series 2 (the "Special Voting Shares"). The Special Voting Shares have a nominal liquidation preference of US$0.00001 per share and serve as the mechanism for attaching exchanged voting to the Series B-1 Preferred Stock. The Special Voting Shares entitle the holder thereof to one vote per Special Voting Share on all matters submitted to a vote of the holders of common shares, voting together as a single class, subject to certain exceptions. The Special Voting Shares are not transferrable and the voting rights associated with the Special Voting Shares will terminate upon the transfer of the shares of Series B-1 Preferred Stock to a third party, other than an affiliate of Oaktree or Engaged, as applicable. In the event we elect to pay a Dividend by adding the amount payable to the Liquidation Preference, rather than paying such amount in cash, Special Voting Shares will be issued only if additional common shares are exchangeable as a consequence of such increased Liquidation Preference, having regard to the Beneficial Ownership Exchange Cap, the Rights Plan Exchange Cap and the Post CoC Exchange Cap. If no new common shares are exchangeable, then no additional Special Voting Shares are issuable.

On the Closing Date, up to 6,000,000 Special Voting Shares were to be issued to and deposited with a trustee (which may be an affiliate of Oaktree) (the "Oaktree Trustee"), as trustee for and on behalf of Oaktree pursuant to a voting trust agreement (the "Oaktree Voting Trust Agreement") between us, the Subsidiary, Oaktree and the Oaktree Trustee dated as of the Closing Date. However, no Special Voting Shares were issued to the Oaktree Trustee on the Closing Date because of the Beneficial Ownership Exchange Cap. Pursuant to the Oaktree Voting Trust Agreement, additional Special Voting Shares will be issued, or existing Special Voting Shares shall be redeemed, as necessary to ensure that the aggregate number of Special Voting Shares held by the Oaktree Trustee is equal to the number of common shares issuable to Oaktree on the exchange of all of the shares of Series B-1 Preferred Stock held by it, subject to certain restrictions.

The number of votes exercised by the Oaktree Trustee on behalf of Oaktree will be limited such that:

(a) such votes will not cause the aggregate number of votes exercisable by Oaktree in respect of all voting securities controlled by it to exceed 19.99% of the votes eligible to be cast by all of our security holders as at such time (the "Oaktree Voting Cap"); and

(b) such votes will not exceed the number of common shares that Oaktree is entitled to receive upon exchange of its shares of Series B-1 Preferred Stock as restricted by the Beneficial Ownership Exchange Cap, the Post CoC Exchange Cap and the Rights Plan Exchange Cap.

The Oaktree Voting Cap is permanent and we are not required, and do not intend, to seek a waiver of the Oaktree Voting Cap from disinterested shareholders.

On the Closing Date, 6,000,000 Special Voting Shares were issued to and deposited with a trustee (who may be an affiliate of Engaged) (the "Engaged Trustee"), as trustee for, and on behalf of, Engaged pursuant to a voting trust agreement (the "Engaged Voting Trust Agreement") between us, the Subsidiary, Engaged and the Engaged Trustee dated as of the Closing Date. Pursuant to the Engaged Voting Trust Agreement, additional Special Voting Shares will be issued, or existing Special Voting Shares shall be redeemed, as necessary to ensure that the aggregate number of Special Voting Shares held by the Engaged Trustee is equal to the number of common shares issuable to Engaged on the exchange of all of the shares of Series B-1 Preferred Stock held by it, subject to certain restrictions.

The number of votes exercised by the Engaged Trustee on behalf of Engaged will be limited such that:

(a) such votes will not cause the aggregate number of votes exercisable by Engaged in respect of all voting securities controlled by it to exceed 19.99% of the votes eligible to be cast by all of our security holders as at such time (the "Engaged Voting Cap"); and

(b) such votes will not exceed the number of common shares that Engaged is entitled to receive upon exchange of its shares of Series B-1 Preferred Stock as restricted by the Beneficial Ownership Exchange Cap, the Post CoC Exchange Cap and the Rights Plan Exchange Cap.

The Engaged Voting Cap is permanent and we are not required, and do not intend, to seek a waiver of the Engaged Voting Cap from disinterested shareholders.

Investor Rights Agreements

Oaktree Investor Rights Agreement

On the Closing Date, we, the Subsidiary and Oaktree entered into an amended and restated investor rights agreement (the "Oaktree Investor Rights Agreement") providing for certain additional rights and obligations of Oaktree. Such rights are substantially similar to Oaktree's rights under the investor rights agreement entered into in connection with the issuance of the Series A Preferred Stock on October 7, 2016.

Pursuant to the Oaktree Investor Rights Agreement, for so long as Oaktree beneficially owns or controls at least 50% of the shares of Series A Preferred Stock and Series B-1 Preferred Stock issued to it, including any corresponding common shares into which such shares of Series A Preferred Stock and Series B-1 Preferred Stock are exchanged, Oaktree will be entitled to:

(a) participation rights with respect to future equity offerings by us in order to maintain its relative as-exchanged ownership interest; and

(b) the right to approve certain actions proposed to be taken by us and our subsidiaries, as more particularly set out in the Oaktree Investor Rights Agreement.

Under the Oaktree Investor Rights Agreement, Oaktree is entitled to designate two nominees (each an "Oaktree Nominee") for election to the Board for so long as Oaktree beneficially owns at least 11.1% of the outstanding common shares on an as-exchanged basis, determined based on its ownership of Series A Preferred Stock and Series B-1 Preferred Stock, any common shares issued on exchange of the Series A Preferred Stock or Series B-1 Preferred Stock or acquired on the exercise of pre-emptive rights, and common shares that may be purchased by Oaktree in the open market on or prior to the date that is 12 months from the Closing Date pursuant to a right to do so under the Oaktree Investor Rights Agreement (the "Oaktree Additional Market Shares"), as previously authorized by the Board (collectively, the "As-Exchanged Ownership of Oaktree"). If the As-Exchanged Ownership of Oaktree is less than 11.1% but more than 5%, Oaktree shall be entitled to designate one Oaktree Nominee. Each Oaktree Nominee must be an individual acceptable to us, acting reasonably, and eligible to serve as a director pursuant to applicable law. In the event that an Oaktree Nominee ceases to serve as a director for any reason, Oaktree will have the right to designate a replacement nominee, provided that Oaktree remains eligible to designate a nominee and the individual is acceptable to us, acting reasonably, and eligible to serve as a director pursuant to applicable law. In addition, for so long as the As-Exchanged Ownership of Oaktree is at least 5%, Oaktree will have the right to designate one individual (and one alternate) to attend meetings of the Board as a non-voting observer (the "Observer").

The initial Oaktree Nominees are Dean Hollis and Albert D. Bolles, who were appointed as directors of the Board on October 7, 2016, and have served continuously since that time. The initial Observer is Zachary Serebrenik, who was designated as the Observer on October 7, 2016, and has held that position continuously since that time.

Oaktree was also granted certain registration rights relating to the registered resale of common shares issuable or deliverable upon exchange of the Series A Preferred Stock, Series B-1 Preferred Stock and the Oaktree Additional Market Shares ("Oaktree Registrable Shares"). The Company is required to file a registration statement or prospectus, as applicable, covering Oaktree Registrable Shares that Oaktree requests to be registered from time to time, but not more than twice in any 12-month period and subject to certain additional conditions set out in the Oaktree Investor Rights Agreement. In certain circumstances, Oaktree will have piggyback registration rights on offerings initiated by us. The demand registration and piggyback rights granted to Oaktree pursuant to the Oaktree Investor Rights Agreement terminate on the first day following the date on which the As-Exchanged Ownership of Oaktree is less than 5% of the common shares.

Pursuant to the Oaktree Investor Rights Agreement, Oaktree has agreed to a standstill (the "Oaktree Standstill"), which, among other things, restricts Oaktree from taking certain actions with respect to us, including the solicitation of proxies and the acquisition of additional securities issued by us (other the Oaktree Additional Market Shares), subject to certain exceptions. Such exceptions, which are subject to complying with the Shareholder Rights Plan, include, among others, an exception that permits Oaktree, pursuant to an agreement with us and with the consent of the Board, to acquire common shares pursuant to a formal tender offer or take-over bid, which when aggregated with the existing common shares beneficially owned or controlled by Oaktree, on an as-exchanged basis, does not exceed 27% of the outstanding common shares, on an as-exchanged basis. The Oaktree Standstill continues until the latest to occur of (i) the date that is 24 months after the date on which the Oaktree Investor Rights Agreement is entered into, and (ii) the date that is six months following the later of (a) the date on which no Oaktree Nominee serves on the Board, and (b) the date on which the board nomination rights, observer rights and the approval rights granted to Oaktree referred to above are terminated.

Oaktree has also agreed to a lock-up that prohibits it from selling Series B-1 Preferred Stock or common shares issuable upon exchange of the Series B-1 Preferred Stock prior to the date that is 18 months from the date of the Oaktree Investor Rights Agreement, subject to certain exceptions.

Oaktree also agreed to certain covenants, including (i) a covenant restricting Oaktree, together with Engaged, from acting jointly or in concert or as part of a group in relation to a change of control transaction or the voting or acquisition of securities issued by us or our subsidiaries, subject to certain exceptions, (ii) a covenant restricting Oaktree from locking up or tendering to any change of control transaction that is not supported by a majority of the independent members of the Board for so long as its beneficial ownership is not less than 5% of the outstanding common shares, on an as-exchanged basis, and (iii) in the event our shareholder rights plan is not renewed, a covenant not to dispose of securities issued by us to a third party so as to result in such third party beneficially owning greater than 19.99% of the outstanding common shares, other than in connection with a Board-approved change of control transaction.

In connection with the designation of the Observer pursuant to the Oaktree Investor Rights Agreement, we also entered into an amended and restated observer governance and confidentiality agreement (the "Observer Agreement") with the Observer providing for certain rights and obligations of the Observer as a non-voting observer of the Board.

Engaged Investor Rights Agreement

On the Closing Date, we, the Subsidiary and Engaged entered into an investor rights agreement (the "Engaged Investor Rights Agreement") providing for certain rights and obligations of Engaged.

Pursuant to the Engaged Investor Rights Agreement, for so long as Engaged beneficially owns or controls at least 50% of the Series B-1 Preferred Stock issued to it, including any corresponding common shares into which such Series B-1 Preferred Stock are exchanged, and with respect to paragraph (b) below, provided that the events prohibited under the Engaged Standstill (defined below) have not occurred, subject to certain exceptions, Engaged will be entitled to:

(a) participation rights with respect to future equity offerings by us in order to maintain its relative as-exchanged ownership interest; and

(b) in the event the Sale Option is exercised by us, the right to approve certain actions proposed to be taken by us and our subsidiaries, as more particularly set out in the Engaged Investor Rights Agreement.

Under the Engaged Investor Rights Agreement, Engaged is entitled to designate one nominee (the "Engaged Nominee") for election to the Board for so long as Engaged beneficially owns or controls at least 5% of the outstanding common shares on an as-exchanged basis, determined based on its ownership of Series B-1 Preferred Stock and any common shares issued on exchange of the Series B-1 Preferred Stock or acquired on the exercise of its pre-emptive rights (collectively, the "As-Exchanged Ownership of Engaged"). The Engaged Nominee must be an individual acceptable to us, acting reasonably, and eligible to serve as a director on our Board pursuant to applicable law. In the event that the Engaged Nominee ceases to serve as a director for any reason, Engaged will have the right to designate a replacement nominee, provided that Engaged remains eligible to designate a nominee and the individual is acceptable to us, acting reasonably, and eligible to serve as a director on our Board pursuant to applicable law. Upon the expiry of the Engaged Standstill, Engaged's right to nominate the Engaged Nominee will terminate. However, so long as the Engaged Nominee is at such time independent of Engaged, we have stated our intention to nominate the Engaged Nominee for election to the Board at the next annual general meeting, provided, we will reserve the right, acting in good faith, not to nominate such Engaged Nominee, depending on the circumstances at the time.

Engaged was also granted certain registration rights relating to the registered resale of common shares issuable or deliverable upon exchange of the Series B-1 Preferred Stock and the Engaged Additional Market Shares (as defined below) ("Engaged Registrable Shares"). The Company is required to file a registration statement or prospectus, as applicable, covering Engaged Registrable Shares that Engaged requests to be registered from time to time, but not more than once in any 12-month period and subject to certain additional conditions set out in the Engaged Investor Rights Agreement. In certain circumstances, Engaged will have piggyback registration rights on offerings initiated by us. The registration rights granted to Engaged pursuant to the Engaged Investor Rights Agreement terminate on the first day following the date on which the As-Exchanged Ownership of Engaged is less than 5%.

Pursuant to the Engaged Investor Rights Agreement, Engaged has agreed to a standstill, which, among other things, restricts Engaged from taking certain actions with respect to us, including the solicitation of proxies and the acquisition of additional securities issued by us (the "Engaged Standstill"), subject to certain exceptions. Such exceptions, which are subject to complying with the Shareholder Rights Plan, include, among others, an exception that permits Engaged to tender its common shares to a formal take-over bid or to acquire up to 1,000,000 common shares in the open market prior to the first anniversary of the Initial Closing Date (the "Engaged Additional Market Shares"). The Engaged Standstill continues until the earlier to occur of: (i) the date that is 30 days prior to our advance notice deadline for shareholder nominations of directors for our 2021 annual meeting of shareholders, and (ii) the date that is 60 days prior to the first anniversary of our 2020 annual meeting of shareholders (the "Engaged Standstill Period"). Engaged may, not later than 30 days prior to the expiration of the Engaged Standstill Period (the "Continuation Deadline"), provide written notice to us of its determination to continue the Engaged Standstill Period for an additional period as described above, except that the dates of the annual meetings referenced above will, in each case, refer to our next annual meeting (the "Continuation Right"). Engaged will permanently lose its Continuation Right if it does not exercise it prior to the applicable Continuation Deadline.

Engaged has also agreed to a lock-up that prohibits it from selling Series B-1 Preferred Stock or common shares issuable upon exchange of the Series B-1 Preferred Stock prior to the date that is 18 months from the date of the Engaged Investor Rights Agreement, subject to certain exceptions.

Engaged has also agreed to certain covenants, including (i) a covenant restricting Engaged, together with Oaktree, from acting jointly or in concert or as part of a group in relation to a change of control transaction or the voting or acquisition of securities issued by us or our subsidiaries (other than a group consisting solely of Engaged and its affiliates), subject to certain exceptions, (ii) a covenant restricting Engaged from locking up to any change of control transaction that is not supported by a majority of the independent members of the Board for so long as its beneficial ownership is not less than 5% of the outstanding common shares, on an as-exchanged basis, and (iii) in the event the our shareholder rights plan is not renewed, a covenant not to dispose of securities issued by us to a third party so as to result in such third party beneficially owning greater than 19.99% of the outstanding common shares, other than in connection with a change of control transaction.

Confidentiality Agreements

On the Closing Date, we entered into a confidentiality agreement with each of Oaktree and each Oaktree Nominee (the "Oaktree Confidentiality Agreement") and Engaged and the Engaged Nominee (the "Engaged Confidentiality Agreement"), pursuant to which the Oaktree Nominees and the Engaged Nominee agreed to keep confidential any confidential information they may receive in their capacity as our directors. The Oaktree Nominees are permitted to disclose confidential information to Oaktree, and the Engaged Nominee is permitted to disclose confidential information to Engaged, subject to certain exceptions and solely for the purpose of allowing Oaktree or Engaged, as the case may be, to advise the Oaktree Nominees or the Engaged Nominee, as the case may be, in their capacity as our directors for the purpose of advancing our best interests and for no other purpose. Both the Oaktree Confidentiality Agreement and the Engaged Confidentiality Agreement terminate on the first date on which the applicable Investor's nominees are not serving as our directors.

PLAN OF DISTRIBUTION

We are registering the common shares offered by this prospectus to permit the resale of these common shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the common shares offered by this prospectus. We will bear all fees and expenses incident to our obligation to register the common shares offered by this prospectus.

Each Selling Stockholder may sell all or a portion of the common shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, such Selling Stockholder will be responsible for underwriting discounts or commissions or agent's commissions.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares on the Nasdaq Stock Market, the Toronto Stock Exchange or any other stock exchange, market or trading facility on which our common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their common shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  underwritten transactions;

  short sales;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with a Selling Stockholder to sell a specified number of such shares at a stipulated price;

  distribution to members, limited partners or stockholders of the Selling Stockholders;

  "at the market" or through market makers or into an existing market for the common shares;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

If a Selling Stockholder effects such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from such Selling Stockholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common shares or otherwise, a Selling Stockholder may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the common shares in the course of hedging in positions they assume. A Selling Stockholder may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. A Selling Stockholder may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

A Selling Stockholder may pledge or grant a security interest in some or all of the common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. A Selling Stockholder also may transfer and donate the common shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the common shares offered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any common shares by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will pay all expenses (other than selling expenses) incurred in connection with the registration of the common shares offered by this prospectus, including all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of our legal counsel, and the reasonable fees and disbursements of legal counsel for the Selling Stockholders. All selling expenses relating to the common shares registered pursuant to this prospectus will be borne and paid by the Selling Stockholders.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Davies Ward Phillips & Vineberg LLP, Toronto, Ontario, Canada, will pass upon the validity of the common shares offered by this prospectus.

EXPERTS

The consolidated financial statements of the Company appearing in our Annual Report (Form 10-K) for the year ended January 2, 2021, and the effectiveness of the Company’s internal control over financial reporting as of January 2, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

A portion of our assets and certain of our directors are located outside of the U.S. As a result, it may be difficult to effect service of process within the U.S. and enforce judgment of a U.S. court obtained against us certain of our directors. Particularly, our stakeholders may not be able to:

  effect service of process within the U.S. on us or certain of our directors;

  enforce judgments obtained in U.S. courts against us or certain of directors based upon the civil liability provisions of the U.S. federal securities laws;

  enforce, in a court outside of the U.S., judgments of U.S. courts based on the civil liability provisions of the U.S. federal securities laws; or

  bring an original action in a court outside of the U.S. to enforce liabilities against us or any of our executive officers and directors based upon the U.S. federal securities laws.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC are incorporated by reference in this prospectus (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the fiscal year ended January 2, 2021 filed on March 3, 2021.

2.

Our Definitive Proxy Statement on Schedule 14A for our 2021 annual meeting of shareholders to be filed not later than May 3, 2021 (only those parts incorporated in our Annual Report on Form 10-K for the fiscal year ended January 2, 2021).

3.

The description of our common shares and rights set forth in our Current Report on Form 8-K filed on September 2, 2011, including any amendment or report filed for the purpose of updating such description (including Exhibit 4.13 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2021).

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: SunOpta Inc., 2233 Argentia Road, Suite 401, Mississauga, Ontario L5N 2X7, Canada, Attention Jill Barnett.

The information contained in this prospectus and any accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public on the SEC's website at "http://www.sec.gov."

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about our consolidated subsidiaries and us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Our mailing address 2233 Argentia Road, Suite 401, Mississauga, Ontario L5N 2X7, Canada and our internet address is www.sunopta.com. Our telephone number is (905) 821-9669. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on the SEC's website at www.sec.gov. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The CBCA, our By-laws and insurance policies maintained by us provide for the indemnification of our directors and officers in respect of certain liabilities incurred in the course of their duties.

Under the CBCA, we may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity. However, we will only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to our best interests, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the individual had reasonable grounds for believing the individual's conduct was lawful. In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from us if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done. Further, with the approval of a court, we may indemnify an individual in respect of an action by us or on our behalf or on behalf of another entity to procure a judgment in his or her favor, to which the individual is made a party because of his or her association with us or such other entity so long as the foregoing conditions of indemnification are met.

Our By-laws also provide for the mandatory indemnification of our directors and officers in respect of any action, suit or proceeding that is proposed or commenced in respect of anything done or permitted by the director or officer arising from the execution of the duties of that office and in such other circumstances that the CBCA permits or requires to the fullest extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Pursuant to our By-laws, we shall indemnify every director and officer of our company and his heirs, executors, administrators and other legal personal representatives against all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office, if such person acted honestly and in good faith with a view to the best interests of our company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful. Subject to the limitations contained in the CBCA, we may purchase, maintain or participate in such insurance for the benefit of such persons as the Board may, from time to time, determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The registrant is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Wildeboer Dellelce LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the Securities Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada.

SUNOPTA INC.

20,726,126 COMMON SHARES OFFERED BY SELLING STOCKHOLDERS

PROSPECTUS

MARCH 3, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission filing fee*	$34,370.55

Legal fees and expenses	$25,000

Accounting fees and expenses	$25,000

Printing and miscellaneous expenses	$5,000

Total	$89,370.55

*	Actual expenses; all other expenses are estimates.

Item 15.  Indemnification of Officers and Directors.

See Disclosure of Commission Position on Indemnification for Securities Act Liabilities included in the prospectus.

Item 16.  Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mississauga, Province of Ontario, Canada, on March 3, 2021.

SUNOPTA INC.

/s/ Scott Huckins

Scott Huckins
Chief Financial Officer

Date: March 3, 2021

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of SunOpta Inc., a Canadian corporation (the "Company"), hereby constitutes and appoints Scott Huckins as his or her true and lawful attorney-in-fact or attorneys-in-fact, with full power of substitution and resubstitution, for each of the undersigned and in the name, place and stead of each of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments, including post-effective amendments, to this registration statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph D. Ennen Joseph D. Ennen	Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2021
/s/ Scott Huckins Scott Huckins	Chief Financial Officer (Principal Financial and Accounting Officer)	March 3, 2021
/s/ Dean Hollis Dean Hollis	Chair of the Board and Director	March 3, 2021
/s/ Albert Bolles Albert Bolles	Director	March 3, 2021
/s/ Derek Briffett Derek Briffett	Director	March 3, 2021
/s/ Rebecca Fisher Rebecca Fisher	Director	March 3, 2021
/s/ Katrina Houde Katrina Houde	Director	March 3, 2021
/s/ Leslie Starr Keating Leslie Starr Keating	Director	March 3, 2021
/s/ Ken Kempf Ken Kempf	Director	March 3, 2021

EXHIBITS

*  Filed herewith.

Exhibits	Description

2.1

Asset Purchase Agreement, dated as of February 22, 2019, by and between Pipeline Foods, LLC and SunOpta Grains and Foods Inc. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on February 26, 2019).

2.2

Signing Protocol, dated November 10, 2020, by and among Coöperatie SunOpta U.A., SunOpta Inc., SunOpta Holdings, LLC, and Amsterdam Commodities N.V. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 12, 2020).

2.3

Master Purchase Agreement, dated November 25, 2020, by and among Coöperatie SunOpta U.A., SunOpta Inc., SunOpta Holdings, LLC, and Amsterdam Commodities N.V. (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 30, 2020).

3.1

Amalgamation of Stake Technology Ltd. and 3754481 Canada Ltd. (formerly George F. Pettinos (Canada) Limited) (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000).

3.2

Certificate of Amendment, dated October 31, 2003, to change the Company's name from Stake Technology Ltd. to SunOpta Inc. (incorporated by reference to Exhibit 3i(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

3.3

Articles of Amalgamation of SunOpta Inc. and Sunrich Valley Inc., Integrated Drying Systems Inc., Kettle Valley Dried Fruits Ltd., Pro Organics Marketing Inc., Pro Organics Marketing (East) Inc., 4157648 Canada Inc. and 4198000 Canada Ltd., dated January 1, 2004 (incorporated by reference to Exhibit 3i(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

3.4

Articles of Amalgamation of SunOpta Inc. and 6319734 Canada Inc., 4157656 Canada Inc. and Kofman-Barenholtz Foods Limited, dated January 1, 2005 (incorporated by reference to Exhibit 3i(d) to the Company's Annual Report on Form 10-K for the year ended December 31, 2004).

3.5

Articles of Amalgamation of SunOpta Inc. and 4307623 Canada Inc., dated January 1, 2006 (incorporated by reference to Exhibit 3i(e) to the Company's Annual Report on Form 10-K for the year ended December 31, 2005).

3.6

Articles of Amalgamation of SunOpta Inc., 4208862 SunOpta Food Ingredients Canada Ltd., 4406150 Canada Inc. and 4406168 Canada Inc., dated January 1, 2007 (incorporated by reference to Exhibit 3i(f) to the Company's Annual Report on Form 10-K for the year ended December 31, 2007).

3.7

Articles of Amalgamation of SunOpta Inc. and 4460596 Canada Inc., dated January 1, 2008 (incorporated by reference to Exhibit 3i(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 2007).

3.8	Amended and Restated By-law No. 14, dated May 27, 2010 (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-3 filed on July 3, 2014).

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3.9

Certificate of Amendment, dated July 10, 2013, to authorize the directors to fix the number of directors to be elected by the shareholders and to appoint one or more directors (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 filed on July 3, 2014).

3.10	By-Law Number 15 of SunOpta Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on November 13, 2015).

4.1	Form of Certificate representing Common Shares, no par value (incorporated by reference to Exhibit 4.9 to the Company's Registration Statement on Form S-8 filed on September 2, 2011).

4.2

Shareholder Rights Plan Agreement, dated November 10, 2015, between SunOpta Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on November 13, 2015).

4.3

Amended and Restated Shareholder Rights Plan Agreement, dated November 10, 2015, amended and restated as of April 18, 2016, between SunOpta Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 20, 2016).

4.4

Amended and Restated Certificate of Incorporation of SunOpta Foods Inc., setting forth the terms of its Series A Preferred Stock, which is exchangeable for Common Shares of SunOpta Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 12, 2016).

4.5

Articles of Amendment of SunOpta Inc., setting forth the terms of its Special Shares, Series 1 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on October 12, 2016).

4.6

Indenture, dated as of October 20, 2016, among SunOpta Foods, the guarantors named therein and U.S. Bank National Association, as trustee and notes collateral agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 26, 2016).

4.7	Form of 9.5% Senior Secured Second Lien Notes due 2022 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on October 26, 2016).

4.8

Second Lien U.S. Security Agreement, dated as of October 20, 2016, among the grantors referred therein and U.S. Bank National Association, as notes collateral agent (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed on October 26, 2016).

4.9

Second Lien Canadian Security Agreement, dated as of October 20, 2016, among the grantors referred therein and U.S. Bank National Association, as notes collateral agent  (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed on October 26, 2016).

4.10

Amended and Restated Intercreditor Agreement, dated as of October 20, 2016, among Bank of America, N.A. as first lien collateral agent, the Notes Collateral Agent and the grantors referred therein (incorporated by reference to Exhibit 4.5 to the Company's Current Report on Form 8-K filed on October 26, 2016).

4.11

Second Amended and Restated Certificate of Incorporation of SunOpta Foods Inc., setting forth the terms of its Series B Preferred Stock, which is exchangeable for Common Shares of SunOpta Inc. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on April 28, 2020).

4.12

Articles of Amendment of SunOpta Inc., setting forth the terms of its Special Shares, Series 2 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on April 28, 2020).

5.1*	Opinion of Davies Ward Phillips & Vineberg LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Davies Ward Phillips & Vineberg LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of the registration statement)